Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
GEORGIAN OPERATIONS UPDATE
June 5, 2007 — Boston, MA, USA — CanArgo Energy Corporation (OSE: CNR, AMEX:CNR) today provided an update on its operations activities in Georgia, in advance of the Annual Meeting of Stockholders to be held on June 5, 2007 at 10:30 a.m. Eastern Standard Time at 16th Floor, 101 Federal, Boston.
The Company previously announced that it was planning to perform a hydraulic acid fracturing of the Cretaceous reservoir in the M12 well on the Manavi oil discovery in order to complete production testing the well. Negotiations are progressing with a number of contractors for the supply of equipment, and it is hoped that a unit will be available for mobilisation to Georgia in September or October this year. In the meantime, pressure build-up by means of down hole gauges is being monitored in order to get accurate formation pressure data for the planned stimulation.
The Kumisi #1 appraisal well to the West Rustavi #16 Cretaceous gas condensate discovery made in Soviet times has reached a current depth of 11,083 feet (3,378 metres) in the Cretaceous. The top of the Cretaceous carbonates were penetrated at approximately 9,450 feet (2,880 metres) some 394 feet (120 metres) high to prognosis. Background gas, heavily gas cut drilling mud, and preliminary log analyses of an intermediate logging run to current TD indicate that the well has encountered potential hydrocarbons. The well is currently preparing to drill ahead and is expected to reach target depth of 12,140 feet (3,700 metres) in June as planned. On completion of drilling and running a liner, it is planned to flow test the well.
Fishing operations continue at the N52 well in the eastern part of the Ninotsminda Field. This Soviet era well, which is located in a relatively un-drained part of the field, never produced due to a complex fish (9,000 feet (2,743 metres) tubing and milling assembly) in the well. A total of 6,850 feet (2,088 metres) of tubing has been recovered so far and on a successful completion of the fishing operation, it is planned to perforate the Middle Eocene reservoir interval and put the well on production.
The Annual Meeting of Stockholders will be webcast on the following link: http://www.vcall.com/IC/CEPage.asp?ID=117758
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia and in the Republic of Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel :      +1 617 669 1841
Fax :      +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Eric Cameron
Gambit H&K AS
Tel:      +47 (22) 048206